                                                                   EXHIBIT 10.13

November 16, 1998

Mr. Al Kite
17302 DeChirico
Spring, Texas 77379

RE: Compensation Arrangements

Dear Al:

Pursuant to our discussion with the Compensation Committee of the Board of Directors, I would like to confirm the compensation package that was approved.

1. You will receive a base salary of $386,000 for the twelve month period beginning August 18, 1998, through August 17, 1999, paid semi-monthly. This salary will be paid in full to you even if your employment terminates prior to August 17, 1999.

2. You will not be eligible to participate in any payments made by the Dailey Incentive Compensation Plan.

3. If the company enters into a Qualified Sale Transaction, as defined below, by May 4, 1999, you will receive a bonus payment of $386,000, payable within thirty days of the completion of the Qualified Sales Transaction, but no later than thirty days after May 4, 1999. A Qualified Sale Transaction shall mean a transfer of ownership by sale or merger of all or substantially all (80% or more) of the outstanding common stock of the Company. Questions on eligibility for this payment should be referred to the Compensation Committee, and any decisions concerning the payment shall be within the sole determination of the Compensation Committee.

4. If the Company sells one or more product lines, divisions and/or subsidiaries, but does not enter into a Qualified Sale Transaction, by May 4, 1999, the Compensation Committee has agreed to review whether any partial payment of the bonus in paragraph 3 was earned. This payment shall be within the sole determination of the Compensation Committee.

5. You will be eligible for reimbursement of monthly dues from Raveneaux Country Club through August 17, 1999. Please submit this request by expense account supported by a copy of the club bill. Eligible business expenses will be reimbursed by expense account according to Dailey policy.

6. The Compensation Committee has agreed to meet again within three months of November 4, 1998, but no later than the February 1999 Board Meeting, to review the above compensation package while considering the status of the Company at that time. If the Committee proposes changes, those changes would be discussed with you and would require your approval before implementation.

Please advise me if you have questions or comments. I look forward to working with you in the coming months as we develop the best solutions possible for Dailey's future.

Sincerely,


/s/ J.D. LAWRENCE
J.D. Lawrence
Chairman of the Board

Cc:     Compensation Committee
        Mr. Bill Sutton
        Mr. Warren Avery
        Mr. Ed McGaughey